Exhibit 99.1

Toast Appoints Anu Bharadwaj to Board of Directors

BOSTON – October 27, 2025 – Toast (NYSE: TOST), the all-in-one digital technology platform built for restaurants, today announced the appointment of Anu Bharadwaj to its Board of Directors. Ms. Bharadwaj, President at Atlassian, brings extensive experience in the enterprise software industry, with a proven track record of scaling businesses and leading product innovation at public companies.

“I am honored to join Toast’s Board of Directors,” said Anu Bharadwaj. “Throughout my career, I’ve focused on scaling technology platforms to solve complex challenges, most recently growing Atlassian into an AI-led technology portfolio used by millions of users worldwide. Toast has a powerful mission, a unique market opportunity and deep vertical depth to drive the next wave of innovation in the restaurant industry and to empower more local businesses to succeed. I am excited to help the company at this pivotal moment in its trajectory.”

“Anu’s deep expertise in SaaS and her commitment to building great businesses and teams in service of customers align perfectly with our mission to empower restaurants,” said Aman Narang, CEO of Toast. “Her perspective on scaling a platform and driving innovation will be invaluable as we continue to grow and expand to new markets, new verticals, and new geographies. We’re thrilled to welcome Anu to our Board.”

Ms. Bharadwaj has served as the President of Atlassian Corporation since February 2023. She previously served as the Chief Operating Officer from August 2021 to February 2023 and in multiple other roles at Atlassian from January 2014 to July 2021. Prior to joining Atlassian, Ms. Bharadwaj served in various leadership positions at Microsoft. Ms. Bharadwaj holds a B.Eng. in Computer Science from R.V. College of Engineering.

About Toast

Toast [NYSE: TOST] is a cloud-based, all-in-one digital technology platform purpose-built for the entire restaurant community. Toast provides a comprehensive platform of software as a service (SaaS) products and financial technology solutions that give restaurants everything they need to run their business across point of sale, payments, operations, digital ordering and delivery, marketing and loyalty, and team management. We serve as the restaurant operating system, connecting front-of-house and back-of-house operations across service models including dine-in, takeout, delivery, catering, and retail. Toast helps restaurants streamline operations, increase revenue, and deliver amazing guest experiences. For more information, visit www.toasttab.com.

TOST-CORP